Exhibit 21

SUBSIDIARIES OF MBIA INC.

NAME OF SUBSIDIARY	STATE OF INCORPORATION

MBIA Insurance Corporation	New York
Municipal Issuers Service Corporation	New York
MBIA Insurance Corp. of Illinois	Illinois
MBIA Asset Management, LLC	Delaware
MBIA Municipal Investors Service Corporation	Delaware
Colorado Investor Services Corporation	Colorado
MBIA Investment Management Corp.	Delaware
MBIA Capital Management Corp.	Delaware
1838 Investment Advisors, LLC	Delaware
1838 Delaware Holding, LLC	Delaware
MBIA Capital Corp.	Delaware
Muni Resources, LLC	Delaware
MBIA International Marketing Services, Pty. Limited	Australia
MBIA Assurance S.A.	France
MBIA UK Insurance Limited	England and Wales
MBIA Singapore Pte Ltd.	Singapore
MBIA Japan Limited	Japan
MBIA Global Funding, LLC	Delaware
MBIA Asset Finance, LLC	Delaware
Triple-A One Funding Corporation	Delaware
Assurance Funding Limited	Jersey
Polaris Funding Company, LLC	Delaware
Meridian Funding Company, LLC	Delaware
Asia Credit Services (PTE) Ltd.	Singapore
Asian Securitization & Infrastructure Assurance (PTE) Ltd.	Singapore
Euro Asset Acquisition Limited	England and Wales
MBIA Services Company	Delaware
MBIA MuniServices Company	Delaware
Municipal Tax Collection Bureau, Inc.	Pennsylvania
John T. Austin, Inc.	California
Allen W. Charkow, Inc.	California
Municipal Resource Consultants	California
Capital Asset Holdings, Ltd. .	Florida
CapMAC Holdings Inc.	Delaware
Capital Markets Assurance Corporation	New York
CapMAC Investment Management, Inc.	Delaware
CapMAC Financial Services, Inc.	Delaware
CapMAC Financial Services (Europe) Ltd.	United Kingdom
CapMAC Asia Ltd.	Bermuda